Exhibit 10.14
OUTSOURCING AGREEMENT
     THIS OUTSOURCING AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July, 2001, by and between HITACHI, LTD., a corporation existing under the laws of Japan (“Hitachi”), and OPNEXT JAPAN, INC., a corporation existing under the laws of Japan (the “Company”). This Agreement is deemed to be effective as of the 1st day of February, 2001 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Stock Contribution Agreement (as defined below).
     WHEREAS, OpNext, Inc., a Delaware corporation (“OpNext USA”), Hitachi, Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC, a Delaware limited liability company (“Holdings I”), and Clarity OpNext Holdings II, LLC, a Delaware limited liability company (“Holdings II”, and collectively with Clarity and Holdings I, the “Clarity Parties”), are parties to that certain Amended and Restated Stock Purchase Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), pursuant to which, among other things, (i) Hitachi agreed to capitalize the Company and to cause the Company to use such funds to purchase certain assets from Hitachi pursuant to a Business Transfer Agreement, dated as of December 6, 2000, between the Company and Hitachi (as amended, supplemented or otherwise modified from time to time, the “Business Transfer Agreement”) and a Stock Contribution Agreement, dated as of the date hereof, between OpNext USA and Hitachi (as amended, supplemented or otherwise modified from time to time, the “Stock Contribution Agreement”) and (ii) Hitachi agreed to contribute its common stock of the Company to OpNext USA in exchange for common stock of OpNext USA; and
     WHEREAS, upon consummation of the transactions contemplated by the Stock Purchase Agreement and the Stock Contribution Agreement, (i) Hitachi and the Clarity Parties will jointly own OpNext USA; and (ii) the Company will be a wholly-owned subsidiary of OpNext USA; and
     WHEREAS, OpNext USA, the Company and OpNext USA’s other direct and indirect subsidiaries (collectively, “the OpNext Group”) will continue to operate the Business; and
     WHEREAS, pursuant to Section 3(a)(iv) of the Stock Purchase Agreement, Hitachi and OpNext USA have agreed to enter into this Agreement pursuant to which Hitachi has agreed to provide to the Company, from and after the Effective Date, certain services on a transitional basis on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Hitachi and the Company agrees as follows:

     Section 1. Transitional Services to be Provided by Hitachi.
          (a) From the Effective Date through the Termination Date (as defined in Section 9(a) below), Hitachi shall provide to the Company, on the terms set forth herein, (i) the services listed on Schedule A and (ii) any other services requested by the Company in writing that were provided by Hitachi, either directly or indirectly through Affiliates or unaffiliated third parties, to the Business prior to the Effective Date (collectively, the “Transitional Services”). Hitachi shall provide to the Company the Transitional Services listed on Schedule A commencing on the Effective Date, but shall provide any other Transitional Services upon the written request of the Company pursuant to Section 7(a) of this Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Transitional Services shall be provided to the Company by Hitachi’s Telecommunication Systems Division (“TSD”), either directly or indirectly through a subcontractor according to Section 5 hereof.
          (b) Hitachi shall provide the Transitional Services to the Company in a manner, including quality and timeliness, consistent with the better of: (i) the manner in which Hitachi (either directly or indirectly through Affiliates or unaffiliated third parties) provided those services to the Business prior to the Effective Date, or (ii) if after the Effective Date the manner in which TSD provides any Transitional Service to any Hitachi division, business unit or Subsidiary improves over the manner specified in clause (i), then that improved manner. Hitachi shall maintain sufficient resources to perform its obligations hereunder.
          (c) The Company may terminate the provision of any Transitional Service (in whole or in part) in accordance with Section 7(a) of this Agreement; provided, however, at any time prior to the Termination Date, the Company may request resumption of such terminated Transitional Service in accordance with Section 7(a) of this Agreement. Notwithstanding anything to the contrary contained herein, Hitachi shall not be obligated to resume providing any Transitional Service previously terminated by the Company if Hitachi, in its reasonable discretion, determines that it is not practicable to do so.
          (d) Hitachi shall not make more than inconsequential changes to the nature or volume of any Transitional Service to be provided to the Company without the Company’s prior written consent, which consent shall not be unreasonably withheld; provided, however, Hitachi may change the nature or volume of any Transitional Service to the extent such change is (i) subject to Section 1(e) below, required by any applicable law, regulation or rule; (ii) subject to Section 1(b) above, consistent with the manner in which the same service is provided by TSD to Hitachi’s divisions, business units or Subsidiaries; (iii) in response to the Company’s prior written request pursuant to Section 7(a) or Section 7(d) hereof; or (iv) as a result of a change in the Company’s actual usage of Transitional Services through no fault of Hitachi.
          (e) Notwithstanding the foregoing, the parties acknowledge and agree that Hitachi shall not be obligated to provide any Transitional Service required herein to the extent that the provision of such terminated Transitional Service would cause Hitachi to be in violation (a “Violation”) of any applicable law or regulation. In the event that Hitachi reasonably concludes that the provision of any Transitional Service would result in a Violation, Hitachi shall (i) promptly notify the Company of such conclusion; (ii) at the Company’s election either (A) to the extent commercially reasonable and practicable, continue to provide such Transitional Service after such minimum modifications thereto as shall be necessary to cure such Violation (with a proportionate change in the fee for such

Transitional Service), or (B) use its Commercially Reasonable Efforts (as defined in the Stock Contribution Agreement) to assist the Company in identifying an alternative provider for such Transitional Service; and (iii) upon the Company’s identification of an alternative provider, if any, for such Transitional Service, use its Commercially Reasonable Efforts to facilitate the transition of such Service to such alternative provider. To the extent a Violation is a result of a change in the applicable law or regulation causing such Violation since the date of this Agreement, Hitachi shall be promptly reimbursed by the Company for any out-of-pocket expenses incurred by Hitachi in connection with such transition (except to the extent such change in the applicable law or regulation occurs between the Effective Date and the first anniversary of the Effective Date, in which case Hitachi shall only be reimbursed for one-half of any such out-of-pocket expenses); otherwise, Hitachi shall bear the costs of any out-of-pocket expenses incurred by Hitachi and the Company in connection with such transition.
     Section 2. Representations and Warranties. Hitachi hereby represents and warrants to the Company that:
          (a) Except as set forth on Schedule 2(a) hereto, all Transitional Services provided to the Business during the twelve month period prior to the Effective Date were provided by TSD, either directly or indirectly through Affiliates or unaffiliated third parties.
          (b) Except as set forth on Schedule 2(b) hereto, the execution and delivery by Hitachi of, and the consummation by Hitachi of the transactions contemplated by, this Agreement, and compliance with the terms hereof by Hitachi, do not and shall not, (i) (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) give any third party the right to modify, terminate or accelerate any obligation under, or (D) result in a violation of, any agreement, instrument, order, judgment or decree to which Hitachi is subject; or (ii) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the charter documents of Hitachi, or any law, statute, rule or regulation to which Hitachi is subject, or any agreement, instrument, order, judgment or decree to which Hitachi is subject.
          (c) To Hitachi’s Knowledge, there are neither currently pending nor proposed any government proceedings to enact any new law, statute, rule or regulation or to amend any current law, statute, rule or regulation in any relevant jurisdiction that could cause the provision of any Transitional Service by Hitachi to result in a Violation as set forth in Section 1(e).
          (d) To Hitachi’s Knowledge: (i) the Final Volume Forecasts (as defined in Section 7(d) below) set forth in Schedule B represent the volume of each Transitional Service listed on Schedule A that will be required by the Company to operate the Business as conducted as of the Effective Date and as planned to be conducted in the three-year Business Plan of OpNext USA approved by the Board and dated as of February 28, 2001 (the “Business Plan”) during (A) the period commencing as of the Effective Date and ending March 31, 2001, and (B) the period commencing April 1, 2001 and ending September 30, 2001; and (ii) the Transitional Services listed on Schedule A, together with any other services that the Company is receiving pursuant to other agreements or arrangements with

Hitachi, its Affiliates, any third party or any employee of the Company, constitute all of the services that will be required by the Company to operate the Business as conducted as of the Effective Date and as planned to be conducted in the Business Plan during each such period in clause (A) and clause (B) above.
     Section 3. Representatives. Hitachi and the Chief Executive Officer of OpNext USA shall each designate, from time to time, a representative to act as Hitachi’s and the Company’s respective primary contact persons to coordinate the provision of all of the Transitional Services (collectively, the “Primary Coordinators”); provided, however, in the event the Company is no longer a majority owned Subsidiary of OpNext USA, the Company shall designate a representative to act as its Primary Coordinator. Each Primary Coordinator may designate one or more service coordinators for each specific Transitional Service (the “Service Coordinators”). Each party may treat an act of a Primary Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator had authority to so act and each party may treat an act of a Service Coordinator as being authorized by such other party only to the extent such act is directly related to the Transitional Service for which such Service Coordinator has been designated; provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Hitachi and the Company shall advise each other promptly (in any event within seven (7) days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transitional Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that, in the case of a Primary Coordinator, the replacement Primary Coordinator is authorized to act for such party in all matters relating to this Agreement, or, in the case of a Service Coordinator, with respect to the Transitional Service for which such Service Coordinator has been designated. Hitachi and the Company each agree that all communications relating to the provision of the Transitional Services shall be directed to the Service Coordinators for such Transitional Service with copies to the Primary Coordinators. Hitachi’s initial Primary Coordinator shall be Sotaro Hiroshima. The Company’s initial Primary Coordinator shall be Minoru Maeda.
     Section 4. Contract Rights. From the Effective Date through the Termination Date, Hitachi shall, and shall use Commercially Reasonable Efforts to cause its Affiliates to, in each case to the extent permitted under the applicable agreement, make available to the Company the benefits obtained by Hitachi or its Affiliates, as the case may be, under third party purchasing or services contracts, such as volume airline arrangements (it being understood that Hitachi shall not be liable solely on account of any failure to obtain such benefits on behalf of the Company). At the Company’s request, Hitachi shall use its Commercially Reasonable Efforts to facilitate the Company securing direct contractual relationships with one or more of such third parties on terms comparable to those on which Hitachi or its Affiliates receive such product(s) or service(s).
     Section 5. Subcontract Rights.
          (a) Hitachi may provide the Transitional Services either directly or through agreements with subcontractors who are in the business of rendering such services; provided, however, if Hitachi provides any Transitional Service through a subcontractor, Hitachi shall continue to be required to provide such Transitional Service in the same manner set forth in Section 1(b) and otherwise in accordance with this Agreement; provided, further, (i) any such subcontractor must agree to comply with the terms and conditions of this Agreement including, without limitation, Section 11, to the same extent as Hitachi; and (ii) Hitachi shall be liable for the failure of any such subcontractor to comply with the terms and conditions of this Agreement.
          (b) Schedule 5(b) attached hereto sets forth (i) all subcontractors through which Hitachi is providing Transitional Services as of the Effective Date, and (ii) the Transitional Services performed by each such subcontractor. The parties agree that the obligations set forth in Section 5(a) shall apply to Hitachi’s provision of Transitional Services through subcontractors as of the Effective Date and after the Effective Date.
          (c) After the date of this Agreement, Hitachi shall notify the Company in writing at least ninety (90) days prior to engaging any subcontractor (other than those subcontractors set forth on Schedule 5(b) hereto) to perform Transitional Services under Section 5 of this Agreement unless a shorter notice period does not, in the Company’s reasonable business judgment, adversely affect the Company.
     Section 6. Pricing and Payment for Transitional Services.
          (a) As consideration for the provision by Hitachi of the Transitional Services pursuant to Section 1, for each Transitional Service the Company shall pay to Hitachi fees as set forth on Schedule A; provided that in no event shall such fees exceed the lowest amount that TSD charges any Hitachi division, business unit or Subsidiary for a comparable volume of such service. Notwithstanding the foregoing, in the event of an increase in costs during a Period beyond Hitachi’s control, the parties shall discuss a corresponding increase in fees and Hitachi shall be allowed to increase the fees to the extent of Hitachi’s increase in costs beyond its control; provided that the Company gives express written approval of the increased fees. To the extent practical, Hitachi will specify all fee amounts in a manner that best reflects the marginal costs for a particular service and is usage sensitive, for example a fee per unit, or a fee per month, or a fee per employee. Hitachi shall send an itemized monthly invoice in Japanese Yen, in a format mutually agreed to by Hitachi and the Company, to the Company for the Transitional Services provided by Hitachi during the previous monthly period (pro rated for any partial month in which any Transitional Service is provided hereunder) and for any other charges that may be due by the Company under this Agreement. Notwithstanding the foregoing, with respect to Transitional Services provided by Hitachi from the Effective Date until the date of this Agreement, Hitachi shall send the applicable monthly invoices, which shall not exceed the amounts reflected on Schedule A hereto, to the Company on August 1, 2001. The Company shall pay to Hitachi all invoiced amounts by electronic funds transfer in Japanese Yen within thirty (30) days of the date of such invoice, subject to the Company’s limited right to withhold partial payment in the event of a good faith dispute pursuant to Section 6(d) below. The parties agree that Hitachi may not cease providing the Transitional Services for any such partial lack of payment due to such a good faith dispute. Late payments shall accrue interest from the invoice date at the lesser of (i) one and one-half (1.5) percent per month and (ii) the highest rate allowed by law.

          (b) The Company will pay or reimburse Hitachi for all applicable sales, use or other consumption taxes on the charges payable by the Company under this Section 6. Hitachi will provide to the Company, on a timely basis, all statements, receipts and other documentation in connection therewith required to be delivered to the Company under applicable law or necessary for the Company to report such taxes on its tax returns (including for purposes of claiming tax deductions or refunds).
          (c) Hitachi will be solely responsible for all costs relating to its employees, agents and subcontractors providing the Transitional Services hereunder, including without limitation all compensation payable to such Persons and all withholding taxes, payroll taxes, unemployment insurance, workmen’s compensation, and other insurance and fringe benefits with respect to such Persons.
          (d) If the Company, in good faith, disputes any charges contained in an invoice, it shall promptly submit to Hitachi written notice of such dispute and may withhold from its payment of the relevant invoice any such disputed amounts (except for applicable taxes) up to a maximum of the amount for the Transitional Service(s) to which such dispute relates. Hitachi and the Company agree to negotiate in good faith to resolve any dispute hereunder pursuant to the procedure set forth in Section 12 hereof. If, in accordance with the resolution of such dispute, the Company is held liable for any of the withheld amounts, the Company shall pay to Hitachi such withheld amounts, plus interest accrued on such withheld amounts at the rate provided in Section 6(a) above. Regardless of any disputed amount, the Company shall remit to Hitachi the invoiced amount minus the amount withheld pursuant to the first sentence of this Section 6(d).
     Section 7. Volume and Pricing Forecasts; Meetings.
          (a) Volume Forecasts. At least sixty (60) days before April 1 and October 1 (each a “Start Date”) of each year, the Company will submit to Hitachi a written preliminary non-binding forecast (“Volume Forecast”) setting forth the Company’s anticipated requirements for the Transitional Services for the six (6) month period (each, a “Period”) commencing on the upcoming Start Date. Each Volume Forecast shall include at least the type and volume of each Transitional Service required by the Company for the relevant Period.
          (b) Within thirty (30) days after Hitachi receives the Volume Forecast, Hitachi will submit to the Company an initial fees (“Initial Fees”) list in writing specifying the fees to be charged for each requested service in accordance with Section 6(a). To the extent practicable the Initial Fees will reflect usage sensitive prices.
          (c) The parties will then have twenty (20) days in which to hold good faith discussions of any revisions to the Volume Forecast and the Initial Fees. All changes in Volume Forecast and Initial Fees will be in writing, with all changes in Initial Fees also subject to Section 6(a).
          (d) Except to the extent the parties otherwise mutually agree, the last written Volume Forecast or Initial Fees submitted to the other party prior to the expiration of the twenty (20)-day period set forth in Section 7(c) above will be deemed the final binding

Volume Forecast (the “Final Volume Forecast”) and Initial Fees (the “Final Initial Fees”) for the upcoming Period. The Final Volume Forecast may only be modified: (1) during the first sixty (60) days of a Period, (2) by adding or reducing up to ten (10)%, or such greater amount as Hitachi determines it can reasonably accommodate, to the volume of any service, and (3) any such modifications will only apply to the second half of that Period. In the event of any modifications to the Final Volume Forecast pursuant hereto, the Final Initial Fees shall be adjusted accordingly.
          (e) If the Company does not submit its Volume Forecast to Hitachi at least sixty (60) days before a Start Date, then the Company will be deemed to have submitted and Hitachi to have received, as of the date sixty (60) days before such Start Date, the same forecast as the Company submitted for the immediately preceding Period, and the parties shall proceed pursuant to Sections 7(b), (c) and (d) hereof. If Hitachi does not submit its Initial Fees to the Company within thirty (30) days after Hitachi receives the Volume Forecast, then Hitachi will be deemed to have submitted, as of the date thirty (30) days after Hitachi’s receipt of the Volume Forecast, the same fees as it submitted for the immediately preceding Period, and the parties shall proceed pursuant to Sections 7(c) and (d) hereof; provided, however, to the extent that the fees for a comparable volume of the same service for such preceding Period exceed the fees that Hitachi is entitled to receive pursuant to Section 6(a), Hitachi shall promptly reimburse the Company for any excess amount.
          (f) Schedule A shall be deemed to be amended with the most recent Final Initial Fees.
          (g) Notwithstanding the foregoing, with respect to the period commencing as of the Effective Date and ending March 31, 2001 and for the Period commencing April 1, 2001, (i) Schedule B attached hereto sets forth the Final Volume Forecasts for each such period, and (ii) Schedule A attached hereto sets forth the Final Initial Fees for each such period.
     Section 8. Cooperation; Provision of Information.
          (a) The parties will cooperate with each other in all matters relating to the provision and receipt of the Transitional Services. Such cooperation shall include, without limitation, exchanging information, providing electronic access to systems used in connection with the Transitional Services, performing true-ups and adjustments and using Commercially Reasonable Efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (collectively, the “Consents”). To the extent Hitachi is unable to obtain any Consent after using Commercially Reasonable Efforts, Hitachi shall not be obligated to provide the affected Transitional Service; provided, however, that the foregoing shall not diminish the Company’s rights or Hitachi’s liability for any breach by Hitachi of its representations and warranties set forth in Section 2(b).
          (b) Hitachi shall also cooperate with any reasonable requests by the Company for information and other materials relating to the Transitional Services, including, without limitation, requests for access to Hitachi’s reporting, billing and logistics systems to the extent related to the Business, in order to transition to a new services provider. The costs of providing such cooperation shall be borne by the Company.

          (c) Hitachi shall use Commercially Reasonable Efforts to assist the Company in the Company’s efforts to formulate, implement and transition to a sales reporting, ordering and billing system (including without limitation an Electronic Data Interchange System compatible with Hitachi’s system as of the Effective Date) for use by the Company and its sales representatives.
          (d) Without limiting any rights of OpNext USA or the Company under the Stock Purchase Agreement, the Stock Contribution Agreement or the other agreements contemplated thereby, at the request of the Company, Hitachi shall make available to the Company documents and other information relating to the conduct of the Business prior to the Effective Date, or the condition of the premises where the Business was conducted by Hitachi prior to the Effective Date, to assist the Company in resolving certain operational matters relating to the Business, including, without limitation, present or future regulatory issues and/or other operational issues relating to the Business.
          (e) The provision of any information and other materials pursuant to this Section 8 shall be subject to the provisions of Section 11 hereof related to confidentiality.
     Section 9. Term; Effect of Termination.
          (a) The provision of Transitional Services shall commence on the Effective Date and shall terminate upon the earliest to occur of the following (the “Termination Date”):
               (i) sixty (60) days following the date upon which the Company notifies Hitachi in writing that the Company no longer requires Hitachi to provide any Transitional Services and, as a consequence of such notice, there are no remaining Transitional Services that Hitachi is required to provide pursuant to this Agreement;
               (ii) five (5) years following the Effective Date; and
               (iii) (A) sixty (60) days following written notice to the Company of any material breach of this Agreement if such breach is not cured within such sixty (60)-day period; provided, however, that if such breach is capable of cure and the Company commences to effectuate a cure within the foregoing sixty (60)-day period, the Company shall be permitted an additional thirty (30) days to cure so long as it diligently continues to seek to effect a cure; or (B) in the event the breach is a failure to pay fees (a “Failure to Pay”) under this Agreement (it being understood that a good faith dispute by the Company in accordance with the provisions of Section 6(d) hereof shall not constitute a Failure to Pay) thirty (30) days following written notice to the Company of the first Failure to Pay, and ten (10) days following written notice to the Company of each subsequent Failure to Pay; provided, further, so long as (1) Hitachi and its Affiliates directly or indirectly hold voting securities of OpNext USA representing a majority voting interest in OpNext USA or have the right to designate a majority of OpNext USA’s directors pursuant to the Stockholders’ Agreement of even date herewith, between Clarity, Holdings I, Holdings II, Hitachi and OpNext USA (as amended, supplemented or otherwise modified from time to time, the

“Stockholders’ Agreement”), and (2) OpNext USA and its Affiliates directly or indirectly hold a majority voting interest in the Company, Hitachi may not terminate this Agreement as a result of any breach hereof by the Company, material or otherwise.
          (b) This Agreement may be extended by the parties upon their mutual written consent either in whole or with respect to one or more of the Transitional Services; provided, however, that such extension shall only apply to the Transitional Service(s) for which this Agreement is to be extended.
          (c) Upon termination or expiration of this Agreement for any reason, Hitachi shall deliver to the Company all records and other information pertaining to any matters for which Hitachi was providing Transitional Services to the Company hereunder; provided, however, Hitachi may retain copies of such records and information to the extent necessary for accounting, tax reporting and other legitimate business purposes, subject to the requirements of Section 11 hereof. The Company agrees that all such records and information provided to the Company by Hitachi are subject to the requirements of Section 11 hereof.
          (d) This Section 9(d) and Section 8 (Cooperation), Section 9(c) (Provision of Records), Section 10 (Indemnification), Section 11 (Confidentiality), Section 12 (Dispute Resolution), Section 13 (Remedies), Section 14 (Audit Rights), and Section 16 (Miscellaneous) shall survive termination or expiration of this Agreement.
     Section 10. Indemnification.
          (a) Hitachi shall indemnify and hold harmless the Company and the Company’s Affiliates and each of their respective officers, directors, members, stockholders, partners and employees (as applicable) from and against any and all losses, liabilities, damages or expenses (including court costs and reasonable attorneys’ fees) (“Losses”) incurred by such indemnified party (i) to the extent arising from any actions, suits, claims, proceedings or demands brought by any third party to the extent related to the provision of the Transitional Services hereunder and resulting from Hitachi’s or its subcontractors’ gross negligence or willful misconduct, except to the extent such Losses result from the Company’s gross negligence or willful misconduct, (ii) to the extent arising from any breach of Hitachi’s representations and warranties set forth in Section 2 of this Agreement, and (iii) on account of Hitachi providing the Transitional Services through a subcontractor according to Section 5 of this Agreement.
          (b) The Company shall indemnify and hold harmless Hitachi and its Affiliates and each of their respective officers, directors, members, stockholders, partners and employees (as applicable) from and against any and all Losses incurred by such indemnified party to the extent arising from any actions, suits, claims, proceedings or demands brought by any third-party to the extent related to the provision of the Transitional Services hereunder and resulting from the Company’s gross negligence or willful misconduct, except to the extent such Losses result from Hitachi’s or its subcontractors’ gross negligence or willful misconduct.

          (c) The parties hereby incorporate by reference the provisions of Sections 13(e) and 13(g) of the Stock Contribution Agreement regarding the procedures for indemnification and such procedures shall control the procedure for asserting any claim for indemnification under this Agreement.
     Section 11. Confidentiality.
          (a) Confidentiality Obligations of the Company: With respect to any information furnished or disclosed to the Company pursuant to this Agreement which the Company reasonably understands to be proprietary or confidential in nature, the Company shall not disclose such information to others and shall maintain the confidentiality of all such information in accordance with the Company’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 11(a) shall not apply with respect to the disclosure of any information: (i) to OpNext USA or to the Company’s or OpNext USA’s respective employees, auditors, counsel or other professional advisors or to members of the OpNext Group, if the Company or OpNext USA, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 11(a) to the same extent as the Company; provided, however, that prior to the disclosure of such proprietary or confidential information to a member of the OpNext Group that is not a direct or indirect wholly-owned Subsidiary of OpNext USA, the Company shall obtain Hitachi’s prior consent, which consent shall not be unreasonably withheld; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 11(a) by the Company or has become available to the Company on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Company or OpNext USA (it being understood that, to the extent practicable, the Company shall provide Hitachi with prompt notice of any such event and cooperate in good faith to enable Hitachi to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; (v) in order to comply with any law, order, regulation or ruling applicable to the Company or OpNext USA ; and (vi) to the extent related to the Business or the Assets (as defined in the Stock Contribution Agreement).
          (b) Confidentiality Obligations of Hitachi: With respect to any information furnished or disclosed to Hitachi pursuant to this Agreement which Hitachi reasonably understands to be proprietary or confidential in nature, Hitachi shall not disclose such information to others and shall maintain the confidentiality of all such information in accordance with Hitachi’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 11(b) shall not apply with respect to the disclosure of any information: (i) to Hitachi’s employees, auditors, counsel or other professional advisors or to Hitachi’s direct or indirect wholly-owned Subsidiaries, if Hitachi, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 11(b) to the same extent as Hitachi; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 11(b) by Hitachi or has become available to Hitachi on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Hitachi (it being understood that, to the extent practicable, Hitachi shall provide the Company with prompt notice of any such event and cooperate in good faith to enable the Company to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to Hitachi.
          (c) Injunctive Relief. The parties acknowledge and agree that money damages would be inadequate to remedy any breach of the confidentiality obligations in this Section 11 and that the non-breaching party shall be entitled to obtain equitable and any other available remedies with respect to any such breach, including injunctive relief.
     Section 12. Dispute Resolution.
          (a) Account Executives. All disputes, including but not limited to those related to payments required hereunder, shall be referred to the Primary Coordinators. If the Primary Coordinators are unable to resolve, or one or both Primary Coordinators do not anticipate resolving, the dispute within ten (10) days after referral of the dispute to them (as indicated in a notice from one or both Primary Coordinators), either party may submit the dispute to senior management as provided in Section 12(b) below.
          (b) Senior Management. Either party may, upon notice and within ten (10) days of receipt of a notice from the Primary Coordinator(s) pursuant to Section 12(a) above, elect to utilize a non-binding dispute resolution procedure whereby each presents its case at a hearing before a panel consisting of one (1) senior executive of each of the parties (the “Senior Executives”), who in the case of the Company shall be the CEO of OpNext USA or any individual he may designate from time to time in his sole discretion (with the Company’s initial Senior Executive to be Mr. Harry Bosco, CEO of OpNext USA), and in the case of Hitachi shall be the President of TSD, initially Mr. Eiji Aoki. If a party elects to use the procedure set forth in this Section 12(b), the other party shall participate. The hearing shall occur as soon as reasonably practicable after a party serves notice to use the procedure set forth in this Section 12(b), but not later than twenty (20) days after such notice unless the parties agree otherwise. Each party may be represented at the hearing by lawyers. In the event the Senior Executives are unable to resolve any dispute within thirty (30) days following the hearing or if neither party makes a timely request for a hearing pursuant to this Section 12(b), each party’s only recourse shall be binding arbitration as provided in Section 12(c) below and the arbitration procedures set forth in Exhibit A hereto.
          (c) Arbitration. Except for actions seeking injunctive relief or for confirmation or enforcement of an arbitration award, in the event the parties are unable to resolve any dispute arising under this Agreement, the parties shall submit the matter to arbitration in accordance with the arbitration procedures set forth in Exhibit A hereto.

     Section 13. Remedies.
          (a) No Consequential Damages. The parties agree that neither party shall be liable, under any circumstances, for any anticipatory or lost profit, special, consequential, punitive, incidental or indirect damages of any kind (collectively, “Non-direct Damages”) resulting from its performance or non-performance of its obligations under this Agreement whether or not such party has been advised of the possibility of such Non-direct Damages.
          (b) Disclaimer. Except as otherwise expressly provided in this Agreement or any other agreement entered into in connection with the transactions contemplated by the Stock Purchase Agreement and the Stock Contribution Agreement, each party makes no representations, covenants, conditions or warranties, written or oral, express or implied, to the other party or to any other Person regarding the Transitional Services, or any services, equipment, materials or other items provided or used by the Company or Hitachi under this Agreement.
          (c) Availability of Injunctive Relief. Because of the special nature of the Transitional Services and the disruption to the Company that could ensue from TSD’s failure in breach of this Agreement to provide (either directly or indirectly through a subcontractor according to Section 5 hereof) any of the Transitional Services to the Company, the parties agree that the Company would be irreparably harmed by any such failure. For these reasons, Hitachi agrees that the Company shall be entitled to injunctive relief, including Hitachi’s specific performance of its obligations under this Agreement, in addition to all other remedies available to the Company in law or at equity or otherwise, for any such breach. Any claims for injunctive relief pursuant to this Agreement shall be brought before the courts of Japan, situated in Tokyo, Japan.
          (d) The Company’s Failure to Perform Responsibilities. In the event the Company or any of its licensors or contractors fail to perform any of its or their responsibilities in connection with any Transitional Services, then to the extent that such a failure to perform directly or indirectly causes Hitachi to fail to provide a Transitional Service: (i) Hitachi shall be excused from liability therefrom; and (ii) thirty (30) days after providing written notice to the Company, Hitachi may, in its sole discretion, perform the Company’s responsibility and charge the Company for all additional costs and expenses incurred as a result of performing the Company’s responsibility, and if the other resources necessary to perform such responsibilities exceed the available resources, charge the Company as a reimbursable expense.
          (e) Limitation of Liability. Each party’s liability for actual damages (whether a claim therefore is based on warranty, contract, tort (including negligence or strict liability), statute or otherwise) and claims arising in relation to any performance or nonperformance of Transitional Services under this Agreement shall be limited in the aggregate for all claims to an amount equal to the payments made by the Company to Hitachi for Transitional Services during the nine (9) months prior to the occurrence of the first event that is the subject of the first claim (or if nine (9) months have not yet elapsed since the Effective Date, then nine (9) times the estimated average monthly payment made by the Company to Hitachi for the Transitional Services). Both parties acknowledge and agree that any such payment by the other party shall be the final remedy in the event of an exhaustion of all other remedies hereunder and such remedy shall not be deemed or alleged by the other party to have failed of its essential purpose.

          (f) Limitation. Neither party shall make any claim against the other party for a breach of this Agreement more than one (1) year after such party knew or should have known of the breach or other event giving rise to such claim.
          (g) Application. The limitations or exculpation of liability set forth in this Section 13 are also applicable to the indemnity set forth in Section 10 but are not applicable to the failure of the Company to make payments due under this Agreement or a breach by Hitachi of Section 16(b) below.
     Section 14. Audit Rights. During the term of this Agreement and for a six-month period thereafter, the Company and/or its agent or agents shall have the unqualified right, on reasonable notice and not more than once every twelve (12) months and not for any period that has been previously audited, to inspect, audit and analyze all of the books, accounts and records of Hitachi and any Affiliates of Hitachi pertaining to the Transitional Services during business hours for the sole purpose of verifying the amounts invoiced to the Company hereunder. The Company shall bear the cost of any inspection and audit unless the inspection reveals that Hitachi overbilled the Company by ten (10)% or more with respect to any period being audited, in which case Hitachi shall bear the reasonable costs of such inspection and audit.
     Section 15. Lease of Space to the Company from Hitachi. Hitachi will provide certain available office space, manufacturing space and office support services to the Company for a term and subject to the conditions and covenants set forth in a lease in the form attached hereto as Exhibit B.
     Section 16. Miscellaneous.
          (a) Relationship of the Parties. Each party is an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employer/employee relationship between the parties or between the Company and any of Hitachi’s subcontractors.
          (b) Sale of TSD. Subject to Section 16(c), Hitachi shall not sell TSD or TSD’s business or all or substantially all of TSD’s assets to a third party unless the purchaser agrees to assume Hitachi’s obligations under this Agreement.
          (c) Assignment. This Agreement shall be binding upon and shall inure to the benefit of, the parties and their respective successors and permitted assigns. Except for the right of Hitachi to provide the Transitional Services through a subcontractor as set forth in Section 5, neither party may assign its rights, or delegate the performance of its obligations, under this Agreement, or any part hereof, without the prior written consent of the other party; provided, however, that Hitachi’s consent shall not be unreasonably withheld in the case of any assignment by the Company to OpNext USA or to any direct or indirect majority owned Subsidiary of OpNext USA that is operating the Business in Japan for so long as (i) Hitachi and its Affiliates directly or indirectly hold voting securities of OpNext USA representing a majority voting interest in OpNext USA or have the right to designate a majority of OpNext USA’s directors pursuant to the Stockholders’ Agreement, (ii) the Company remains liable for the performance of any such assignee’s obligations hereunder and any liability incurred in connection therewith, and (iii) such assignment does not result in any additional costs for which Hitachi shall be liable. Any assignment in violation of this Section 16(c) shall be void.
          (d) Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Hitachi. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          (e) Force Majeure. Neither party to this Agreement shall be held responsible for any failure or delay in performance under this Agreement, except any obligation to pay money, where such performance is rendered impracticable by any act of war, fire, flood, other natural disaster, epidemic, strikes and other causes similar to those listed, in each case where failure to perform is beyond the control, and not caused by the negligence, of the nonperforming party.
          (f) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail, air mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by facsimile transmission to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder on the date delivered when delivered personally, five (5) days after deposit in the U.S. mail or Japanese mail, one (1) day after deposit with a reputable overnight courier service (three (3) days if overseas) and on the next business day if sent by facsimile transmission with confirmation of receipt. The addresses for the Company and Hitachi are:
If to the Company:
OpNext Japan, Inc.
216 Totsuka-cho, Totsuka-ku
Yokohama-shi
244-8567, Japan
Attention: Junsuke Kusanagi
with a copy, which will not constitute notice to the Company, to:
OpNext, Inc.
246 Industrial Way West
Eatontown, NJ 07724
Attention: Harry Bosco
               Dr. Minoru Maeda

with a copy, which will not constitute notice to the Company, to:
Clarity Partners, L.P.
100 North Crescent Drive
Beverly Hills, CA 90210-5403
Attention: David Lee
and with a copy, which will not constitute notice to the Company, to:
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Richard L. Bernacchi, Esq.
                  Ian Wiener, Esq.
If to Hitachi:
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention: President, Telecommunication Systems Division
with a copy, which will not constitute notice to Hitachi, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: William A. Streff, Jr., Esq.
          (g) Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto are for reference purposes only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”
          (h) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the other agreements entered into in connection with the Stock Purchase Agreement, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of each of the agreements executed in connection with the Stock Purchase Agreement shall be construed to give effect to the provisions of each of the other agreements to the greatest extent possible.
          (i) Representation by Counsel; Interpretation. Hitachi and the Company acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

          (j) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan.
          (l) Submission to Jurisdiction; Waivers. With respect to those disputes not required to be submitted to arbitration hereunder as set forth in Section 12(c) above, each party to this Agreement hereby irrevocably and unconditionally:
               (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of Japan situated in Tokyo, Japan;
               (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
               (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by the laws of Japan; and
               (iv) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by Japanese law.
          (m) Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.

          (n) Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
          (o) Third Party Beneficiaries. The Company and Hitachi acknowledge and agree that this Agreement is intended not only for the benefit of themselves and their Affiliates but also for the benefit of the Clarity Parties and their permitted assigns under the Stock Purchase Agreement, and by reason thereof, the Clarity Parties and their permitted assigns under the Stock Purchase Agreement possess legal, equitable and any other rights hereunder as third-party beneficiaries of this Agreement (it being understood, however, that the Transitional Services described hereunder are to be provided solely to the Company and its permitted assigns and not to the Clarity Parties).
          (p) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
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SIGNATURE PAGE TO OUTSOURCING AGREEMENT
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

OPNEXT JAPAN, INC.
By:	/s/ Junsuke Kusanagi
Junsuke Kusanagi
President

HITACHI, LTD.
By:	/s/ Eiji Aoki
Eiji Aoki
Managing Officer & Administrative Officer President, Telecommunication Systems Division

AMENDMENT TO
OUTSOURCING AGREEMENT
     This Amendment (the “Amendment”), is entered on October 18, 2006 (the “Amendment Date”), and made effective retroactively as of July 31, 2006, by and between Hitachi Ltd., a corporation organized and existing under the laws of Japan (“Hitachi”), and Opnext Japan, Inc., a corporation organized and existing under the laws of Japan (“Company”), and is intended to modify certain provisions of the Outsourcing Agreement dated July 31, 2001, entered between the parties (the “Outsourcing Agreement”).
RECITALS
     WHEREAS, Hitachi and Company desire to amend certain provisions of the Outsourcing Agreement as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, Hitachi and Company agree to amend the Outsourcing Agreement as follows:
     A. Notwithstanding anything in the Outsourcing Agreement to the contrary, the parties agree that the term of the Outsourcing Agreement will expire on July 31, 2007. Thereafter, the Outsourcing Agreement will renew automatically for additional one (1) year periods on an annual basis, unless either party provides the other party with written notice of its intent not to renew the Outsourcing Agreement at least sixty (60) days prior to the expiration of the then current term.
     B. Notwithstanding anything in the Outsourcing Agreement to the contrary, the parties agree that a change of control of a party by means of an initial public offering shall not require the consent of the other party.
     C. Section 14 is hereby amended by adding the following clause to the end:
In addition, during the term of this Agreement and for a twelve (12) month period thereafter, Hitachi shall provide Company and its auditors and regulators access, on reasonable notice, to information, systems, facilities and/or personnel of Hitachi solely if and to the extent necessary for Company to (a) comply with any laws, rules, regulations or other legal requirements (“Laws”) applicable to Company, including any disclosure requirements (including the Sarbanes-Oxley Act and the rules promulgated thereunder and the rules of the Public Company Accounting Oversight Board (“PCAOB”)), (b) verify that Company is in compliance with any Laws applicable to Company, and (c) comply with any order from a governmental authority having jurisdiction over Company. To the extent Company requires a change in the Services or the manner in which the Services are performed to comply with any of the foregoing, Hitachi shall work with Company to promptly implement such changes. Company will bear the cost of any such audit and any incremental cost to Hitachi in connection with implementing any changes.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and to be effective as of the Amendment Date set forth above.

HITACHI, LTD.	OPNEXT JAPAN, INC.

/s/ Naoya Takahashi	/s/ Kei Oki

Name: Naoya Takahashi	Name: Kei Oki
Title: Vice President and Executive Officer	Title: President, Opnext Japan, Inc.